Exhibit 10.24

PRIVATE DEED INSTRUMENT CONCERNING THE THIRD ISSUANCE OF SIMPLE DEBENTURES, NON–CONVERTIBLE INTO SHARES, IN A SINGLE UNSECURED SERIES, WITH THIRD PARTY GUARANTEES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED PLACEMENT EFFORTS OF VOTORANTIM CIMENTOS S.A.

By this private instrument, the parties described below:

VOTORANTIM CIMENTOS S.A., a privately–held company based in the City of São Paulo, in the State of São Paulo, address Praça Prof. Jose Lanes, No. 40, 9° andar, registered with the CNPJ/MF under number 01.637.895./0001–32, represented in this writ in the form of its Company Statutes (“Issuer”);

OLIVERIA TRUST DISTRIBUIDORA DE TITULOS E VALORES MOBILIÁRIOS S.A., a privately held company based in the City of Rio de Janeiro in the State of Rio de Janeiro, on Avenida das Américas, no. 500, Bloco 13, Grupo 205, in the Condomínio Downtown, registered with the CNPJ/MF under number 01.637.895./0001–32 (“Trustee”), represented in this writ in the form of its Company Statutes, this instrument having been appointed to represent the assembly of Bondholder interests in this Third Issue of Simple Debentures, Non–convertible into Shares, in a Single Unsecured Series, with Third Party Guarantees, for Public Distribution with Restricted Placement Efforts, of the Issuing party (“Bondholders” and “Issue”, respectively), under the terms of the Law no. 6.404 of December 1976, as amended (“Law of Shareholder Companies”);

And, furthermore, as intervening guarantor:

VOTORANTIM INDUSTRIAL S.A., a privately–held company based in the City of São Paulo, in the State of São Paulo, address Rua Amauri, no. 255, 13° andar, office A, registered with the CNPG/MF under number 03.407.049/00001–51, represented in this writ in the form of its Company Statutes (“Intervening Guarantor” and in conjunction with the Issuer and the Trustee, known as the “Parties”).

Conclude the present “Private Instrument of Deed of the Third Issuance of Simple Debentures, Non–convertible into Shares, in a Single Unsecured Series, with Third Party Guarantees, for Public Distribution with Restricted Placement Efforts, of Votorantim Cimentos S.A.” (“Deed” and “Debentures”, respectively) in the terms and conditions given below.

1.	AUTHORIZATION

1.1 The present Deed is signed on the basis of the deliberation of the General Extraordinary Assembly of the Issuer held on January 19, 2011 (Assembleia Geral Extraordinaria – “AGE”) under the terms of Article 59 of the Law of Shareholder Companies.

1.2 The Surety (as defined below) loaned by the Intervening Guarantor was authorized at the Board Meeting held by the Intervening Guarantor held on January 19, 2011 (“Board Meeting”) under the terms of article 9, § 3 of its company statutes.

2.	CONCERNING THE REQUIREMENTS

2.1 The current Issue will be undertaken in accordance with the following requirements:

2.1.1 Filing and Publication of the Deliberations

2.1.1.1 The deeds of the AGE dealing with Clause 1.1 above will be filed by the Board of Trade of the State of Sao Paulo (Junta Comercial do Estado de Sao Paulo – “JUCESP”) and published in the Official Journal of the State of Sao Paulo and in the newspaper Jornal de Comércio, under the terms of article 62, item I, of the Law of Shareholder Companies.

2.1.1.2 Any company minutes taken after the Deed has been recorded will also be filed by the JUCESP and published by the Issuer in the Official Journal of the State of Sao Paulo and in the newspaper Jornal de Comércio as enshrined in the law applicable

2.1.2 Filing of the Deed

2.1.2.1 The deeds and any additional amendments must be recorded by the JUCESP according to Article 62, section II and paragraph 3 of the Law of Shareholder Companies.

2.1.3 Registration of the Guarantee

2.1.3.1 Under the terms of Law no. 6.015 of December 31, 1976, as amended (“Public Registry Law”), the Deed in question, given the function of the third party guarantee (surety) covered by Clause 4.11.1 below, will be registered with the competent Registration Offices for Deeds and Documents in the jurisdiction of the headquarters of each of the parties, which are the City of Sao Paulo in the State of Sao Paulo and the City of Rio de Janeiro, in the State of Rio de Janeiro, it being verified that an original copy of the deed duly registered in these offices must be delivered to the Trustee within the period of 10 (ten) working days following the effective registration procedures.

2.1.4 Registration with the Securities Exchange Commission (Commissao de Valores Mobiliarios “CVM”)

2.1.4.1 The current Issue is automatically exempt from the CVM distribution register under the terms of article 6 of the CVM Instruction no. 476 of January 16, 2009 (“CVM Instruction 476”) as this deals with a public offer of securities with restricted placement efforts.

2.1.5 Registration with ANBIMA (Associaçáo Brasileira das Entidades dos Mercados Financieros e de Capitais – “ANBIMA”)

2.1.5.1 The current Issue is exempt from registration with the ANBIMA as it is a public securities offer with restricted placement efforts and because it does not have a prospectus, under the terms of the 1st paragraph of article 25 of the ANBIMA Code for the Regulation and Best Practices for Public Offers of Placement and Acquisition of Securities.

3.	CONCERNING THE FEATURES OF THE ISSUE

3.1 Company Objectives of the Issuer

3.1.1 The issuer pursues the following activities: surveys, mining, exploration and utilization in general of mineral deposits, the production, road transport, distribution, import, export and general trade in cement, lime, mortar, plaster and their respective raw materials and derivatives, whether similar or related, the generation of electrical power for use in own industrial facilities and the eventual sale of any excess, concreting services and the like in their area of business, the provision of services involved in construction, supervision, surveys, exploration in the area of construction work and the execution of any kind of civil engineering work, in all its technical and economic formats, either for its own purposes or that of third parties, public works or management contracts, or lease, or lending or rental of real estate, the administration and exploration of forestry projects, as well as the import and export of materials, machines and equipment for constructions and the provision of technical assistance to companies in the same line of business, the provision of specialized services and the intermediation in business deals related to its business objectives, the provision of business management services, economic and investment feasibility studies and feasibility studies for exploration projects in the areas of cement, lime, construction materials in general and other related. It is not prohibited from ownership in other companies as shareholder or quotaholder.

3.2 Issuing Number

3.2.1 Bearing in mind that (i) on August 31, 2010, the Issuer wholly incorporated its subsidiary, being Votorantim Cimentos Brasil S.A., until then a privately–held company registered with the CNPJ/MF under the number 00.806.535/0001–54, which on December 11, 2009, issued its first Debentures, according to the “Private Deed Instrument of the First Issuance of Simple Debentures, Non–convertible into Shares, in a Single Unsecured Series, with Third Party Guarantees, for Public Distribution with Restricted Placement Efforts, from Votorantim Cimentos Brasil S.A.”, filed with the JUCESP on December 17, 2009, under the number ED000476–5/000 and (ii) on September 27, 2010, the Issuer issued its second series of Debentures according to the “Private Deed Instrument of the Second Issuance of Simple Debentures, Non–convertible into Shares, in a Single Unsecured Series, with Third Party Guarantees, for Public Distribution with Restricted Placement Efforts, from Votorantim Cimentos Brasil S.A. filed with the JUCESP on October 6, 2010, under the number ED000589–7/000; to all intents and purposes, the current Deed represents the 3rd (third) public issue of debentures of the Issuer.

3.3 Series Number

3.3.1 The Issue will be undertaken as a single series.

3.4 Amount issued

3.4.1 The total amount of this Issuance will be R$600,000,000.00 (six hundred million BRL) on the Date of Issue (according to the definitions given below).

3.5 Number of debentures

3.5.1 60 (sixty) Debentures will be issued.

3.6 Custodian Agent and Bookkeeping Agent

3.6.1 The Custodian Agent and the book–keeping agent of the current Issue will be the Banco Bradesco S.A. in the City of Osasco, in the State of Sao Paulo in the City of Deus, s/no. registered with the CNPJ/MF under the number 60.746.948/000/–12 (“Custodian Agent” and “Book–keeping Agent”).

3.7 Destination of Resources

3.7.1 The resources collected by means of this Issue will be used for investments in fixed assets and working capital.

3.8 Issue Limits

3.8.1 The Issue is in keeping with the limits of issuance given in Article 60, caput, of the Law of Shareholder Companies, once the Issuer’s shares, on the Date of Issue (as defined below) are of R$2,727,212,460.46 (two billion, seven hundred and twenty seven million, two hundred and twelve thousand, four hundred and sixty BRL and forty–six cents) and the total value of the current issue is R$600,000,000.00 (six hundred million BRL).

3.9 Registration for Placement and Negotiation

3.9.1 The Debentures will be registered (i) for their placement in the primary market through the SDT (Security Distribution Module) (Módulo de Distribuiçao de Títulos – “SDT”) and (ii) for negotiation in secondary markets through the National Debenture System (Módulo de Distribuiçao de Títulos – “SND”) both managed and operated by CETIP S.A (Balçao Organizado de Ativos e Derivativos “CETIP”) which provides the electronic custody of Debentures and the financial liquidations handled through the CETIP.

3.9.2 Debentures may only be negotiated on the OTC market, whether organized or not, following 90 (ninety) days from their subscription or acquisition by an investor under the terms of articles 13 and 14 and in compliance with the Issuer in accordance with Article 17 of the CVM Instruction 476. Only qualified investors, as defined in CVM Instruction 409 of August 18, 2004, as altered (“CVM Instruction 409”) and in observance of the dispositions given in Article 4 of CVM Instruction 476, may acquire the Debentures, save in case of the dispositions given in Paragraph 1 of Article 15 of CVM Instruction 476.

3.9.2.1 As defined by CVM Instruction 409, only those Investors Qualified such as (i) financial institutions, (ii) insurance companies and capitalization companies, (iii) open and closed complementary pension entities, (iv) individuals or legal entities with financial investments in excess of R$300,000.00 (three hundred thousand BRL) and who additionally testify in writing that they may act as qualified investors in these terms, (v) investment funds exclusively created for qualified investors, (vi) portfolio managers or real estate consultants authorized by the CVM, as regards their own resources, (vii) social security plans set up by unions, the state, the federal district or municipalities (collectively, “Qualified Investors”).

3.9.2.2 In terms of CVM Instruction 476 and for the purposes of the current Issue, all the investment funds shall be considered to be Qualified Investors, unless they involve unqualified investors.

3.10 Placement and Procedures for Placement

3.10.1 The Debentures shall be publicly placed, with restricted placement efforts, under the firm guarantee regime, with the mediation of the Banco Santander (Brazil) S.A (“Intermediary Institution”), a financial institution making up the securities placement system by means of the SDT module, managed and operated by the CETIP and exclusively aimed at being underwritten by at the most 20 (twenty) Qualified Investors, according to Article 3 of the CVM Instruction 476 and the terms and conditions of the “Contract for the Coordination of Restricted Public Placement under the Regime of the Firm Placement Guarantee, of Simple Debentures, Non–convertible into Shares, in a Single Unsecured Series, with Third Party Guarantees, of the Third Issue of Votorantim Cimentos S.A. (“Placement Contract”).

4.	CONCERNING THE FEATURES OF THE DEBENTURES

4.1 Basic features

4.1.1 Nominal Unit Value

4.1.1.1 The nominal unit value of the Debentures will be R$10,000,000.00 (ten million BRL) on the Date of Issue (as given below) (“Nominal Value or Nominal Unit Value”).

4.1.2 Date of Issue

4.1.2.1 To all legal intents and purposes, the date of issue of the Debentures will be February 14, 2011 (“Date of Issue”).

4.1.3 Terms and Date of Maturity

4.1.3.1 The Debentures will be due within a period of 10 (ten) years as from the Date of Issue, and thus due on February 14, 2021 (“Due Date”), save in the case of early maturity as foreseen in Clause 5.3 below. When they reach maturity, the Issuer is obliged to proceed to pay the Debentures that are still in circulation the balance of the Nominal Unit Value, plus the Compensatory Interests due (as given below) calculated as given in this Deed.

4.1.4 Form and Issue of Certificates

4.1.4.1 The Debentures will be issued in nominal and deed form, without the issue of certificates.

4.1.5 Proof of Ownership of Debentures

4.1.5.1 To all intents and purposes of the law, the ownership of the Debentures may be proved by the bank deposit statement of the Debentures issued by the Book–keeping Agent. Furthermore, the bank statement in the name of the Bondholder and issued by the CETIP will be taken to be proof of the ownership of the Debentures in electronic custody by the SND.

4.1.6 Type

4.1.6.1 The Debentures will be of the unsecured type, with neither true guarantee nor preference, with a bank guarantee.

4.1.7 Convertibility

4.1.7.1 The Debentures are simple and thus non–convertible into shares issued by the Issuer.

4.2 Subscription

4.2.1 Subscription terms

4.2.1.1 The Debentures may be subscribed and paid up on a single date at any time within the period of up to 4 (four) days as from the date of the start of placement (“Date of Subscription”).

4.2.2 Price of subscription

4.2.2.1 The price of subscribing the Debentures will be their Nominal Unit Value, added to the Compensatory Interests (as defined in Clause 4.6.1 given below) calculated on a pro rata temporis basis as of the Date of Issue until the Date of Subscription.

4.3 Paying up and payment methods

4.3.1 The Debentures shall be paid up in cash in domestic currency on the Date of Subscription, under the terms of Clause 4.2.1.1 above, according to the liquidation rules applicable to CETIP.

4.4 Right of Preference

4.4.1 There are no rights of preference for current shareholders of the Issuer in the subscription of the Debentures.

4.5 Update of Nominal Value

4.5.1 The Nominal Value of the Debentures will not be updated.

4.6 Remuneration

4.6.1 Compensatory Interest

4.6.1.1 The Debentures will be subject to the payment of Compensatory Interests corresponding to a cumulative variation of 113.90% (one hundred and thirteen point nine percent) of the average daily DI rates (Interbank Deposit Rates for one day, Over Extra–Group – “DI Rates”) expressed in percentage form of the year, on the basis of 252 (two hundred and fifty two) working days, calculated and published on a daily basis by the CETIP in its daily newsletter, available on its Internet page (http://www.cetip.com.br) calculated in exponential and cumulative form, pro rata temporis for each working day passed. These have a bearing on the Nominal Unit Value of each Debenture from the Date of Issue of the Debentures, according to Clause 4.2.1.1 as described above, until the date on which the Compensatory Interests are effective as according to Clause 4.6.1.2 below (“Compensatory Interests”).

4.6.1.2 The Compensatory Interests corresponding to the Capitalization Period (as defined below) will be paid on a twice–yearly basis as from the Date of Issue, on the 14th of August and February every year until the Due Date of the Debentures, or, if this does not fall on a working day, on the following working day, as appropriate, given that the 1st (first) payment of Compensatory Interests will be made on August 14, 2011.

4.6.1.3 The Compensatory Interests must be calculated in accordance with the following formula:

J = VNe x (FatorDI – 1)

Where:

“J” corresponds to the unit value of the interest due at the end of each Capitalization Period calculated to 6 (six) decimal places without rounding;

(“VNe) corresponds to the non–depreciated Nominal Value of the Debenture informed or calculated to 6 (six) decimal places without rounding;

The “FatorDI” refers to the result of the DI Rates – Over using the percentage rate applied, dated as of the start of the Capitalization Period, inclusive, until the calculation date, exclusively, calculated to 8 (eight ) decimal places with rounding, and expressed in the following form:

where:

the “Period of Capitalization” corresponds to the period of time commencing on the Date of Issue of the Debentures, in the case of the first Capitalization Period, or on the date foreseen for the payment of Compensatory Interests immediately before, exclusively, in the case of the other Capitalization Periods, and concludes on the date foreseen for the payment of Compensatory Interests corresponding to the period in question, inclusive. Each Capitalization Period follows the former without a continuity solution. The Compensatory Interests corresponding to the Capitalization Periods will be due on the dates established in Clause 4.6.1.2 above;

“n” corresponds to the total number of DI Rates – Over, with “n” being a whole number;

“p” corresponds to 113.90;

“TDIx” corresponds to the DI Rate – Over expressed on that day, calculated to 8 (eight ) decimal places with rounding, in the following way:

where:

“k” corresponds to 1, 2,…, n;

“DIk” corresponds to the DI Rate – Over issued by the CETIP, valid for 1 (one) working day (overnight) to 2 (two) decimal places.

4.6.1.4 For the purposes of calculating Compensatory Interest:

(i)	the factor resulting from the expression of will be considered to 16 (sixteen) decimal places without rounding;

(ii) the result of the two daily factors so that for each daily factor accumulated, the result is cut off to 16 (sixteen) decimal points and the next daily factor applied, and so on and so forth until the last one considered;

(iii)	once the factors have been accumulated, the factor resulting from the product of “DI Factor” is considered to 8 (eight) decimal places, rounded up or down; and

(iv)	the DI Rates must be used taking into account an identical number of decimal places as those given by the body responsible for their calculation.

4.6.1.5 If the DI Rate is temporarily unavailable at the time of payment of any pecuniary obligation foreseen in this Deed, it shall be replaced by the same daily rate produced by the most recent DI Rate known as of the date of calculation, and no financial compensation of any kind will be due, either on behalf of the Issuer to the Bondholders, or in the case of the subsequent publication of the DI Rate.

4.6.1.6 In the absence of the publication or determination of the DI Rate for a period of over 10 (ten) days from the date on which its publication was foreseen, or even, should it be abolished for legal or judicial reasons, the DI Rate must be replaced by a form determined legally for this purpose. If there is no legal substitute for the DI Rate, the Trustee must call a General Assembly of Debenture Holders (as defined below) to define, in common agreement with the Issuer, the parameters to be applied. Until this parameter has been deliberated and used, the value of any obligations foreseen in this Deed shall be calculated at the same daily rate used to calculate the most recent DI Rate known, as of the date on which the General Assembly of Debenture Holders met (as defined below).

4.6.1.7 If the DI Rate is published before the General Assembly of Debenture Holders is held (as defined below), the afore–mentioned assembly shall no longer be held, and the DI Rate, as from its publication, will be used to calculate the Compensatory Interest of the Debentures, using the most recent DI Rate known to–date until the new date of publication.

4.6.1.8. If there is no agreement on the substitute rate between the Issuer and the Bondholders representing at least 2/3 (two–thirds) of the Debentures in circulation, the Issuer may opt, at its own discretion, for one of the following alternatives set. It is obliged to communicate this in writing to the Trustee in the space of 10 (ten) days as from the date of the respective General Assembly of Debenture Holders (as defined below).

It may choose from the following:

(i)	the Issuer may redeem in advance and as a result cancel the total amount of Debentures in circulation in the space of 30 (thirty) days as from the date of the respective General Assembly of Debenture Holders (as defined below) for their non–amortized Nominal Unit Value in the terms of this Deed, added to the Compensatory Interests due as of the date of the effective redemption and to the financial penalties (as defined below) if relevant, calculated on a pro rata temporis basis, as from the Date of Issue of the last date of payment or capitalization of the Compensatory Interests applicable to the Debentures to be recovered, and consequently canceled, using the same daily rate as produced by the most recent DI Rate known; or

(ii)	the Issuer may redeem in advance and as a result cancel the total amount of Debentures in circulation according to a timetable to be set by the Issuer, which shall not exceed the Due Date of the Debentures and the dates of amortization foreseen in this Deed. During the period of amortization of the Debentures by the Issuer, the periodicity of the payment of the Compensatory Interests shall continue to be that established in this Deed, taking into account that, until the total amortization of the Debentures, a substitute remuneration rate shall be used as defined by the Bondholders gathered at the General Assembly of Debenture Holders (as defined below) which must reflect the parameters used in similar operations existing at this time. If the respective substitute Compensatory Interest rate is referenced to a period other than 252 (two hundred and fifty two) working days, this rate must be adjusted in order to reflect the base of 252 (two hundred and fifty two) working days used by the DI Rate.

4.7 Renegotiation

4.7.1 There shall be no renegotiation of the Debentures.

4.8 Amortization

4.8.1 The nominal value of the Debentures shall be amortized by the Issuer in 3 (three) packages, on the dates and in the percentages detailed below, except in the eventuality of mandatory advance purchase, as foreseen in Clause 5.1 of this Deed and the total redemption in advance, according to Clause 5.2 below.

AMORTIZATION DATE	PERCENTAGE OF NOMINAL VALUE OF ISSUE OF DEBENTURES TO BE AMORTIZED
14/08/2018	20.0000%
14/08/2020	40.0000%
14/08/2021	40.0000%

4.9 Payment Conditions

4.9.1 Location of Payment and Tax Immunity

4.9.1.1 Payments accruing from the Debentures shall be made: (i) using the procedures adopted by the CETIP for Debentures in the electronic custody of the SND; or (ii) in the case that the Debentures are not in the electronic custody of the SND, (a) at the head offices of the Issuer or the Custodian Agent, or (b) according to the case, at the financial institution hired for this purpose.

4.9.1.2 Should a Bondholder enjoy any kind of immunity or tax exemption, they must present the Custodian Agent, and include a copy for the Issuer, in a minimum period of 15 (fifteen) working days prior to the date foreseen for any of the payments concerning the Debentures, with the documentation testifying to this immunity or tax exemption, under the penalty of having this amount discounted from their income arising from the payment of the Debentures in their ownership, the amounts due under the terms of the tax legislation applicable.

4.9.2 Extension of Deadlines

4.9.2.1 The payment dates for any of the obligations accruing to either party are automatically extended to the first following working day , if the due date of the respective obligation falls on a national holiday, Saturday or Sunday, or even when the banks in the City of Sao Paulo in the State of Sao Paulo are not open, without there being any increase accruing to the values to be paid, except in those cases where the payments are to be made through the CETIP, in which case there will only be an extension when the payment date of the respective obligation falls on a Saturday, Sunday or national holiday.

4.9.3 Delay Penalties

4.9.3.1 Without prejudice to the Compensatory Interests, which will continue to be charged until the due value is effectively paid, in the case of late payments by the Issuer of any pecuniary obligations relating to the Debentures, the amounts due and unpaid will be subject to penalty interests of 1% (one percent) per month, calculated on a pro rata temporis basis as from the date of non–compliance to the date of effective payment, as well as non–compensatory fines of 2% (two percent) of the value due, independently of any warning, notification or judicial or extrajudicial interpellation (collectively “Delay Penalties”).

4.9.4 Forfeit of Rights to Increases

4.9.4.1 Without prejudice to the contents of Clause 4.9.3.1 above, the non–attendance of the Bondholder to receive the value corresponding to any of the pecuniary obligations of the Issuer on the dates foreseen in this Deed or in a communication published by the Issuer or Trustee, shall not give him the right to collect Compensatory Interests and/or Delay Penalties accrued as of the date of the maturity of the payment or of the communication published by the Issuer or Trustee.

4.10 Publicity

4.10.1 All advertisements, announcements and any other acts or decisions arising from this Issue which in any way affect the interests of the Bondholders, shall be published in the Official Journal of the State of Sao Paulo and the newspaper Diario do Comercio, as established in Article 289 of the Law of Shareholder Companies, in observance of the limitations imposed by CVM Instruction 476 in relation to the publication of the Issue and the legal terms, which the Issuer or Trustee must communicate concerning any publication on the date in question.

4.11 Personal Security

4.11.1 To ensure that its pecuniary, principal and ancillary obligations are met, as undertaken in this Deed, the Intervening Guarantor may, in this writ, post surety in favor of the Bondholders (“Surety”) represented by the Trustee, assuming the obligation to act as guarantor and principal payer of the values due in the terms of this Deed, according to the terms and conditions given below.

4.11.2 The Intervening Guarantor declares itself, in this writ, irrevocably and undeniably to be the guarantor and principal payer of the total value of the capital of the Issuer arising from the Debentures of this Issue, in the terms of this Deed and in conformity with Article 818 of Law no 10.406 of January 10, 2002 (“Civil Code”).

4.11.3 The value of the surety is limited to the total value of the obligations inherent to the Issue guaranteed by the Intervening Guarantor, which includes the total payment of: (i) the Nominal Value of the Debentures, plus Compensatory Interests, Delay Penalties and the Premium covered by Clause 5.2.1 below, if appropriate, calculated in the terms included in this Deed; as well as (ii) all the accessories to the principal, including any proven cost or expense incurred by the Trustee or Bondholders arising from legal costs, extrajudicial and/or compensatory amounts, if there are any, as long as these costs and expenses are shown to be necessary in order to safeguard the rights and prerogatives arising from this Deed and have been duly proved before the Issuer (“Guaranteed Amount”). All and any payment made by the Intervening Guarantor in relation to the Surety posted shall be made free of and after any tax, duties, or contributions or any kind, current or future retentions or tax burdens as well as any interests, fines or other fiscal requirements.

4.11.5 According to the financial statements of the Intervening Guarantor covering the company financial year ending September 30, 2010, the Intervening Guarantor’s cash assets represent the following percentage of the volume of the Issue:

INTERVENING GUARANTOR	PERCENTAGE EQUIVALENT TO THE ISSUE AMOUNT
Votorantim Industrial S.A.	2770.36%

4.11.6 The Guaranteed Amount shall be paid by the Intervening Guarantor within 1 (one) working day following written notification by the Trustee or the Bondholders to the Intervening Guarantor, independently of any actions, pretensions, dispute or claims which the Issuer may have or exercise with respect to its obligations. This notification must be immediately issued by the Trustee or the Bondholders following the Issuer’s failure to effect payment of any value due on the payment dates set in this Deed or in the case of the close–out netting of the Debentures. The payment must be made outside the ambit of the CETIP, according to the procedures established in this Deed and according to instructions received from the Trustee or the Bondholders.

4.11.7 The Intervening Guarantor expressly waivers its right to any benefits of order, rights and exoneration faculties of any kind foreseen in articles 366, 827, 834, 835, 836,837, 838 and 839 of the Civil Code and 595 of Law no. 5.869 of January 11, 1973 (“Civil Procedure Code”).

4.11.8 No objection or opposition of the Issuer may however be admitted or invoked by the Intervening Guarantor with the intention of reneging on its compliance with its obligations before the Bondholders.

4.11.9 The Intervening Guarantor subjects itself to the rights of the Bondholders should it have to honor either wholly or in part the surety which is the object of Clause 4.11, until the limit of the part of the debt outstanding is effectively honored.

4.11.10 The current surety shall enter into effect on the Date of Issue of the Debentures and shall remain valid in all its terms, and only expire, independently of any notification to the Trustee, when the Guaranteed Amount is completely paid up, it being the case that only as from that date may the intervening Guarantor be freed of its obligations to effect any payment relative to this Deed.

4.11.11 The Intervening Guarantor already recognizes as a fixed term, for the purposes of Article 835 of the Civil Code, the date of the complete payment of the Guaranteed Amount.

4.11.12 The Surety in question shall be executed and demanded by the Trustee or by the Bondholders, judicially or extra–judicially, as often as required until such time as the Guaranteed Amount has been effectively paid up.

5.	CONCERNING THE MANDATORY PURCHASE, EARLY REDEMPTION AND CLOSE–OUT NETTING

5.1 Mandatory Advance Purchase

5.1.1 The Issuer may at any time, as long as it observes the restrictions imposed by CVM Instruction 476 and any other dispositions which apply, acquire Debentures in circulation in the marketplace, in compliance with the dispositions given in Article 55, §2 of the Law of Shareholder Companies and the rules set by the CVM. Such acquisitions must be included in the management report of the Issuer’s financial statements. The Debentures which are the object of this procedure may (i) be canceled, as long as such a cancellation is a deliberate act performed by the Issuer, (ii) remain in the treasury, or (iii) be placed on the market again. The Debentures acquired by the Issuer for the purposes of remaining in the treasury, in the terms of

Clause 5.1.1, if placed once again on the market, have the same remunerative value as the other Debentures still in circulation, observing the restrictions on the negotiation of Debentures foreseen in Clause 3.9.2 above.

5.2 Early Redemption

5.2.1 As from February 14, 2013, the Debentures may be redeemed on a mandatory basis, whether wholly or partially, at any time, by means of a communication sent to the Bondholders or published in the media normally used by the Issuer for its legal communications, or by means of a written communication sent to the Trustee at least 10 (ten) working days in advance, informing the following: (i) the date; (ii) the number of Debentures to be redeemed; and (iii) any other information of import to the Bondholders. The value of the redemption shall be equivalent to the Nominal Value or the Balance of the Nominal Value, plus Compensatory Interests and Delay Penalties, if necessary, due from the date of the last payment of Compensatory Interests or the amortization until the date of the redemption plus a premium on the redemption value (“Premium”) as follows:

PERIOD (AS FROM THE DATE OF ISSUE)	PREMIUM
From February 14, 2013 to February 14, 2014 (inclusive)	1.10%
From February 15, 2014 to February 14, 2015 (inclusive)	1.0%
From February 15, 2015 to February 14, 2016 (inclusive)	0.8000%
As from February 15, 2016 and until February 13, 2020	0.6000%

5.2.2 In the case of a deliberation concerning a partial early redemption, the draw mechanism criteria should be adopted for deployment in the presence of the Trustee. The result should be transmitted to all the Bondholders by means of a communication, including the draw mechanism rules, according to the terms of Article 55 §1 of the Law of Shareholder Companies.

5.2.3 In the case of a partial early redemption of Debentures in the electronic custody of the SND, the operation of the partial early redemption will be carried out by means of the “definitive sales purchase operation in the secondary market”, inasmuch as all the stages for the qualification of the Bondholders related with this process, such as the qualification, draw, determination, allocation and validation of the amounts of Debentures to be redeemed by each Bondholder are performed outside the ambit of the CETIP. Additionally, it stands that if the CETIP implements any other mechanism to operate the partial early redemption, there will be no need to amend this Deed or any other formality required.

5.2.4 The CETIP must be informed of the performance of the total early redemption by means of a letter from the Issuer stating that the Trustee is in possession of this information, at least 2 (two) working days beforehand.

5.3 Close–out Netting

5.3.1 Hypothetical cases of close–out netting

5.3.1.1 By means of the Trustee, the Bondholders may, in observance of the dispositions given in Clauses 5.3.2 and 8.8 below, declare that all the obligations which are the object of the Deed are due in advance, and demand their immediate payment by the Issuer, at the Nominal Unit Value of the Debentures plus Compensatory Interests and Delay Penalties, if there are any, calculated on a pro rata temporis basis as from the Date of Subscription of the Debentures until the date of the effective payment, should either of the following two events take place:

(i) (a) filing for self–bankruptcy by the Issuer and/or the Intervening Guarantor, or a request for bankruptcy which has not been evaded during this period; (b) decree of bankruptcy of Issuer and/or the Intervening Guarantor, (c) request for the judicial or extrajudicial restructuring of the Issuer and/or the Intervening Guarantor; or (d) the liquidation, dissolution or extinction of the Issuer and/or the Intervening Guarantor;

(ii) non–payment by the Issuer of the pecuniary obligations due to the Bondholders on the due dates, except in those cases where provision has been made for a specific grace period, where applicable;

(iii) non–compliance on behalf of the Issuer with any non–pecuniary obligation concerning the Issue of Debentures and inasmuch as such non–compliance has not been rectified in the period of 45 (forty–five) days as from the afore–mentioned non–compliance, except in those cases where provision has been made for a specific grace period, where applicable;

(iv) declaration of close–out netting, due to contractual non–compliance, of any debt of the Issuer or any company owned by the Issuer and/or the Intervening Guarantor and its Subsidiaries (as defined below), including the issuance of debentures in the terms of paragraph 2 of Article 243 of the Law of Shareholder Companies, either individually valued or as an aggregate equal to or more than its equivalent in BRL to US$50,000,000.00 (fifty million dollars) or equivalent value in other currencies;

(v) breach of contract, on the respective due dates or following the end of any grace period foreseen, concerning the payment of any debts of the Issuer or any of its companies, and/or the Intervening Guarantor and its Subsidiaries (as defined below) either individually valued or as an aggregate equal to or more than its equivalent in BRL to US$50,000,000.00 (fifty million dollars) or equivalent value in other currencies, unless the non–payment of the debt on the date of its respective maturity (a) has the agreement of the corresponding creditor, or (b) is upheld by a legal decision in force obtained by the Issuer;

(vi) res judicata of one or more judicial sentences, definitive arbitral award or the issue of one or more definitive arbitral sentences against the Issuer or any of its companies, and/or the Intervening Guarantor and its Subsidiaries (as defined below) which arise, or may arise, either jointly or severally, as an obligation of payment on the Issuer or any of its companies, and/or the Intervening Guarantor and its Subsidiaries (as defined below) either individually valued or as an aggregate equal to or more than its equivalent in BRL to US$50,000,000.00 (fifty million dollars) or equivalent value in other currencies, unless that obligation, whose value must be net and final, and which, as regards the value and payment, may not be liable for any legal action or attachment which could have the effect of suspending its execution, (a) were paid according to the terms and conditions established in the sentence(s) or arbitral award(s), or (b) were guaranteed by a sufficient quantity of assets by the Issuer, an insurance guarantee or a letter of warranty in the ambit of its execution provided that, in either of the cases mentioned in this sub–item, they are acceptable to a competent Court.

(vii) (a) if the Intervening Guarantor ceases to possess, either directly or indirectly, at least 51% (fifty–one percent) of the voting rights of the Issuer, and which ensures it the right to (1) vote for the majority of the members of the Management Board or the Board of the Issuer and even (2) direct or orient the functions and guidelines of the Issuer, as well as (b) if the owners of the Intervening Guarantor cease to possess, either directly or indirectly, at least 51% (fifty–one percent) of the voting rights of the Intervening Guarantor, and which ensures it the right to (1) vote for the majority of the members of the Management Board or the Board of the Intervening Guarantor and even (2) direct or orient the functions and guidelines of the Intervening Guarantor;

(viii) transformation of the Issuer to a limited company under the terms of articles 220 and 22 of the Law of Shareholder Companies.

(ix) if the Debentures and/or the Surety become invalid, ineffective or unenforceable from the Issuer and/or the Intervening Guarantor, depending on the case, or if the feasibility of this(these) instrument(s) is contested by the Issuer and/or the Intervening Guarantor, or should the Issuer and/or the Intervening Guarantor deny any responsibility for this instrument;

(x) if the net financial debt/EBITDA relationship of the Intervening Guarantor is over 4 (four) times, calculated annually on the basis of the consolidated financial statements of the Intervening Guarantor, where (a) net debt is the same as the sum of loans and financing plus derivative financial instruments and debts with related parties of the circulating and non–circulating liabilities, less cash and cash equivalents and financial applications and circulating and non–circulating derivative financial instruments (“Net Financial Debt”), and (b) EBITDA and earnings during the last 2 (two) fiscal semesters (consolidated and without duplication) before income tax, social contributions on net profit, interest expenditure, depreciation and amortization during each period, subtracting from the calculations the following income: (1) any revenue or net income (or net loss), net of any taxes, or of any extraordinary item during the period; (2) any interest revenue during each period; (3) income or losses due to the sale of assets (not the sale of assets considered to be in the normal course of business) during each period; (4) any other non–cash items deducted from or included in the calculation of net gains before tax for each period (unless they are items requiring cash payments or if other provisions or reserves were to be or are required for the purposes of generally acceptable accounting norms) including gains or losses with changes in results on financing or conversion rate adjustments or monetary correction; and (5) any income or net gains (or net losses) in any foreign exchange transaction or net monetary position during each period (“EBITDA”):

(xi) binding guarantee, except in those cases where there is a negative pledge, and saving the Permitted Guarantees pertaining to the Issuer, the Intervening Guarantor and its subsidiaries (as defined below) described in sub– item (ii.A) (a) to (l) of item (xi) of this Clause 5.3.1.1 (collectively, “Permitted Guarantees”) inasmuch as, for the purposes of this Deed:

(i)	Subsidiary means any company or other entity in which the Intervening Guarantor owns, either directly or indirectly, over 50% (fifty percent) of its shares, and

(ii)	Permitted Guarantees mean:

(a)	any guarantee which affects related stocks, or receivables and assets (not those described in sub– item (c) below) related to any insured obligations of the Issuer and/or the Intervening Guarantor and its Subsidiaries: (1) concerning credit lines or short– term financing, carried out in the normal course of business; or (2) to any loans for working capital.

(b)	guarantees constituted solely for the purpose of ensuring payment either wholly or in part, of the purchase price of an asset or property acquired, built or improved following the date of signature of the resent Deed (or the cost of the construction or improvement and any commission or expense related to this transaction, including the share capital of any entity) inasmuch as: (1) the principal aggregate amount of the debt guaranteed by these duties does not exceed the purchase price of the asset or property acquired, built or improved; (2) these guarantees do not burden any asset or property other than the asset or property thus acquired, built or improved; and also, (3) be the other than those properties without improvements upon which the property thus constructed or improved may be located and may be linked to the said asset or property within the period of 365 (three hundred and sixty– five) days as from the acquisition, construction or improvement to said asset or property;

(c)	guarantees on receivables or goods related to the export, import or other commercial transactions or referent to any securitization transaction, as long as the aggregate amount of any receivable sold or transferred in these securitization transactions does not exceed: (1) as regards transactions concerning export sales income, 80% (eighty percent) of consolidated net sales of the Issuer and the Intervening Guarantor and its Subsidiaries; or (2) as regards transactions concerning income from domestic sales, 80% (eighty percent) of consolidated net sales of the Issuer and the Intervening Guarantor and its Subsidiaries;

(d)	guarantees awarded to insure loans by the (1) National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Económico e Social – BNDES)

or any other Brazilian public development bank or credit institution; or (2) any insurance agency, international development bank or agency or import and export agency;

(e)	guarantees in existence at the time of the signature of the present Deed;

(f)	guarantees for goods or share capital in another entity at the time when the ownership of said entity passes into the hands of the economic group of the Issuer and/or the Intervening Guarantor and its Subsidiaries, as long as these guarantees are not extended to cover any other goods belonging to the afore– mentioned entity;

(g)	guarantees for goods at the moment in which the said entity or any of its subsidiaries acquire said good, including any acquisition arising from a merger or incorporation of the entity or one of its subsidiaries, as long as these guarantees are not extended to cover any other goods belonging to the afore– mentioned entity;

(h)	guarantees insuring a debt or other obligations of a subsidiary belonging to the Issuer and/or the Intervening Guarantor and its Subsidiaries owed to the Issuer and/or for the Intervening Guarantor or with a wholly– owned subsidiary of the Issuer and/or the Intervening Guarantor;

(i)	guarantees in favor of cautions, sureties or credit notes issued according to the request made, and on account of said entity, arising from the normal course of business of the Issuer and/or Intervening Guarantor and its Subsidiaries.

(j)	guarantees insuring obligations arising from hedging contracts which are not related to any speculative purpose;

(k)	any guarantee which extends, renews or substitutes (or enacts successive extensions, renewals and substitutions) either wholly or in part, any Permitted Guarantee in the terms of sub– items (b), (d), (e), (f) or (g) above, inasmuch as the principal amount guaranteed does not exceed the principal amount of the debt insured for the period of the extension, renewal or substitution, and as long as said extension, renewal or substitution is limited to all or part of the goods insured by the guarantee thus extended, renewed or substituted (plus any improvements in said goods); and

(l)	any guarantee not described in sub– items (a) to (k) above, and inasmuch as it insures debts which, being excluded from other debt insured by other permitted guarantees, do not exceed the principal aggregate amount equivalent to 15% (fifteen percent) of the Consolidated Net Tangible Asset of the Intervening Guarantor.

(xii) the assumption that any new debt which comes with a clause in which the Permitted Guarantees described in this Deed are less restrictive than those described in item (xi) of this clause 5.3.1.1, unless the Issuer guarantees the Bondholders of this Issuance, by means of an amendment to the Deed, that they have the same rights as the new creditors.

5.3.2 Should either of the events foreseen in Clause 5.3.1.1 above, take place, the Bondholders may, through the Trustee, under the terms of Clause 8.2 below) call for a General Assembly of Debenture Holders (as defined below) within a period of 5 (five) working days as from the date the event occurred. If in this General Assembly of Debenture Holders (as defined below) the Bondholders, representing at least 75% (seventy– five percent) of the Debentures in circulation, decide to refrain from the close– out netting of the Debentures for any reason, or in the case that the work of the General Assembly of Debenture Holders (as defined below) is suspended for deliberation on a subsequent date, the Bondholders may not declare close– out netting of the Debentures through the Trustee, unless the close– out netting of the Debentures is based on the hypotheses given in items (i) and (ix) of Clause 5.3.1.1 above, in which case the Debentures are automatically due, independently of any warning or notification, whether judicial or extrajudicial.

5.3.3 Once the Debentures have been closed out, the Trustee must immediately send a registered letter (a) to the Issuer and the Intervening Guarantor, with a copy to the CETIP and (b) the Custodian Agent, informing of this event, so that the Issuer can make the payment of the balance of the Nominal Unit Value of the Debentures in circulation, plus the Compensatory Interests and Delay Penalties, if there are any, calculated on a pro rata temporis basis, from the Date of Subscription, or of the last payment of the Compensatory Interests, whichever is appropriate, until the date of effective payment, in the space of 5 (five) working days as from the date of reception of the letter sent by the Trustee.

5.3.4 The CETIP must be informed at least 2 (two) working days before the payment referred to in Clause 5.3.3 above.

5.3.5 If the Issuer does not proceed to redeem the Debentures as stipulated in Clause 5.3.4 above, in addition to the Compensatory Interest due, it will be liable for Delay Penalties on the Nominal Value of the Debentures, as from the date of close out of the Debentures until the date of their effective payment, as according to Clause 4.9.3 above.

6.	CONCERNING THE ADDITIONAL OBLIGATIONS OF THE ISSUER AND THE INTERVENING GUARANTOR

6.1 The Issuer furthermore is obliged to:

(i)	supply the Trustee with the following information and documentation

(a)	within at the most 90 (ninety) days following the close of each financial period, or within 10 (ten) days following the date of the publication of the exercise, whichever takes place first, a copy of the complete financial statements concerning the financial period closed, accompanied by an independent auditors report.

(b)	within 30 (thirty) working days following completion, copies of all the general shareholder meeting minutes and relevant events;

(c)	copies of any judicial or extrajudicial correspondence or notifications received by the Issuer involving procedures of an individual or equivalent aggregate value of at least US$ 50,000,000.00 (fifty million dollars) within 30 (thirty) working days following the offer of any form of reply, defense, answer or regrouping, whichever is appropriate, accompanied by the relevant copies of these;

(d)	information concerning any of the events indicated in Clause 5.3.1.1 above immediately following their occurrence; and

(e)	within 10 (ten) working days, or any other term previously informed by the Issuer to the Trustee, should the former require a different period of time, with due justification and supplying any information that may reasonably be requested in writing by the Trustee, provided that said information is judged to be indispensable for the latter to be able to meet the obligations arising from the current Deed and CVM Instruction 28;

(ii)	proceed to the appropriate publication of the economic and financial data under the terms set by the Law of Shareholder Companies, promoting the publication of its financial statements under the terms set by the legislation in force, particularly Article 17 of CVM Instruction 476;

(iii)	meet all the obligations foreseen in Article 17 of CVM Instruction 476, given below in detail:

(a)	prepare financial statements at the closure of each financial period and if necessary, consolidated financial statement according to the Law of Shareholder Companies under the regulations of the CVM;

(b)	submit its financial statements to an audit by an auditor registered with the CVM;

(c)	make public its financial statements and explanatory notes as well as the opinion of the independent auditors on its web page within 3 (three months) as from the closing date of the financial period;

(d)	maintain the documents mentioned in item ( c) on its web page for a period of 3 (three) years;

(e)	observe the dispositions given in CVM Instruction 358 of January 3, 2002, as amended (“CVM Instruction 358”) as regards the need for secrecy and prohibitions from trading;

(f)	make public on its web page any relevant facts or events as defined in Article 2 of CVM Instruction 358, communicating this immediately to the Intermediary Institution and the Trustee; and

(g)	Provide the information requested by CVM and/or CETIP;

(iv) forward to CETIP: (a) the information disclosed on the global computer network set forth in sub– item (d) of item (iii) above; (b) the documents and information required by this entity within 1 (one) working day of the receipt of notification of the same; in addition to (c) fully complying with the remaining obligations set forth in CETIP Release N° 028/09 dated April, 2 2009;

(v) maintain accounts updated and keep the respective records in accordance with accounting principles generally accepted in Brazil:

(vi) hold Annual General Debenture Holders Meetings (as defined below) to deliberate on any of the issues directly or indirectly related to this Issuance, in accordance with the terms of Clause 8 of this deed, in the event the Fiduciary Agent fails to do so;

(vii) comply with all the requirements of the CVM with regard to submitting documents, in addition to providing the information requested;

(viii) maintain an active entity to deal with Debenture Holders, or hire authorized financial institutions to provide this service;

(ix) not to conduct operations beyond the scope of the business purpose, pursuant to the legal and regulatory statutory provisions in force;

(x) notify the Fiduciary Agent of any act or fact which may result in the interruption or suspension of the Issuer’s activities;

(xi) not to pay dividends to its shareholders beyond the minimum mandatory 25% (twenty– five per cent) in the event of a declaration of early payment involving a breach of the obligation to pay, with regard to Issuance;

(xii) maintain its assets suitably insured, in accordance with the usual practices adopted by the Issuer;

(xiii) effect timely payment of the services in relation to the registration of debentures filed electronically at CETIP; and

(xiv) bear all costs arising from (a) the payout of debentures, including all costs in relation to the registration of the same with CETIP, (b) the registration or publication of the acts necessary for issuance, such as this deed, any future amendments hereto and the corporate acts of the Issuer, and (c) expenses in connection with the hire of the Fiduciary Agent and the Administrative Agent.

6.2 The Intervening Guarantor further undertakes to supply the Fiduciary Agent with the following documents and information;

(i) within a maximum of 90 (ninety) days after the end of each financial year, or within 10 (ten) days of the date of the respective disclosure, whichever occurs first, a copy of its full financial statements in relation to the respective financial year, together with the independent auditor’s report;

(ii) information on any non– compliance on the part of the Intervening Guarantor in relation to any of the terms, conditions and clauses of this deed, within 10 (ten) working days of the date on which such non– compliance was detected;

(iii) bi-yearly information on the maintenance, throughout the issue period and provided there are debentures in circulation, of the Net Financial Debt/EBITDA less than or equal to 4 (four) times, in accordance with Clause 5.3.1.1 (x) above, based on the consolidated six–monthly financial statements of the Intervening Guarantor;

(iv) not to conduct operations beyond the scope of the business purpose, pursuant to the legal and regulatory statutory provisions in force

(v) supply to the Fiduciary Agent within a maximum of 90 (ninety) days of the end of each financial year, or on the date of the publication of the same, whichever occurs first, a copy of the calculations of the financial indicators set forth in Clause 6.2 (iii) above, with the respective records.

7.	OF THE FIDUCIARY AGENT

7.1 The Issuer appoints and nominates Oliveita Trust Distribuidora de Títulos e Valores Mobiliarios S.A. as fiduciary agent for this issue, which, in accordance with the legislation in force and the terms of this Deed, expressly accepts the nomination in order to represent the Debenture Holders on behalf of the Issuer (“Fiduciary Agent”)

7.2 The Fiduciary Agent hereby declares:

(i) not to be legally impeded, subject to prosecution, from exercising the duties entrusted to the same, in accordance with Article 66, paragraph 3 of the Joint Stock Corporation Act and Article 10 of CVM Instruction N° 28 of 23 November 1983, as amended (“CVM Instruction 28”);

(ii) to accept the function in question, fully assuming the duties and attributes set forth in the legislation specific to this Deed;

(iii) to fully accept this Deed and all the terms and conditions of the same;

(iv) not to hold any connection to the Issuer which might prevent the agent from exercising its duties;

(v) to be fully authorized to enter into this Deed and to comply with the obligations set forth in the same, having met all the legal and statutory requirements involved;

(vi) to be duly qualified to exercise the activities of Fiduciary Agent, in accordance with the applicable regulations in force;

(vii) that this Deed represents a legal, valid, binding and effective obligation of the Fiduciary Agent, enforceable in accordance with the terms and conditions of the same;

(viii) that the execution of this Deed and compliance with the obligations of the same do not violate any previous obligations accepted by the Fiduciary Agent;

(ix) it has verified the regularity of the fidejussory guarantee provided to the Debenture Holders based on the financial statements of the Intervening Guarantor in relation to the financial year ending on 30 September 2010, in accordance with Clause 4.11.5 above;

7.2.1 In turn, the Issuer declares not to have any ties with the Fiduciary Agent which impede the former to fully exercise its duties.

7.3 In the event of the temporary absence and impediment, resignation, intervention, liquidation, bankruptcy or any other motive of the Fiduciary Agent, a General Debenture Holders Meeting will be held to appoint a new Fiduciary Agent within 30 (thirty) days of the respective event, which may be called by the Fiduciary Agent to be replaced, the Issuer, Debenture Holders representing a minimum of 10% (ten per cent) of total debentures in circulation, or the CVM.

7.3.1 In the event the meeting is not called within 15 (fifteen) days of the end of the period defined in Clause 7.3 above, the Issuer shall be responsible for the same;

7.3.2 the CVM may appoint a provisional replacement for the Fiduciary Agent while the process for selecting the new agent is underway.

7.3.3 In the event the Fiduciary Agent is incapable of continuing to exercise its duties due to circumstances beyond the scope of this Deed, the Debenture Holders should be informed immediately.

7.3.4 The Debenture Holders are entitled to remove the Fiduciary Agent and name the replacement on termination of the debenture payout period, at an extraordinary meeting held exclusively for that purpose.

7.3.5 The replacement of the Fiduciary Agent is subject to the prior notification of the CVM and the decision of the latter in relation to compliance with the conditions set forth in Article 8 of CVM Instruction N° 28 and subsequent regulations.

7.3.6 The permanent replacement of the Fiduciary Agent should be registered as an amendment to his Deed and endorsed and registered at JUCESP.

7.3.7 The Fiduciary Agent shall commence its duties as of the date of the execution of this agreement or any future amendment in relation to the replacement of the same, and shall continue to exercise these functions until or all the obligations in relation to this Deed and the legislation in force have been fulfilled.

7.3.8 The regulations and precepts of the CVM shall apply to the replacement of the Fiduciary Agent.

7.4 In addition to others set forth in the law or in accordance with the regulations of the CVM, the following are also the duties of the Fiduciary Agent:

(i) to protect the rights and interests of the Debenture Holders, employing the due care and diligence any active person would dedicate to the administration of their personal assets;

(ii) to resign from the position in the event of any conflict of interests or any other kind of inaptitude;

(iii) to preserve the books, correspondence and any other documents related to the exercise of its duties in good condition;

(iv) to verify, at the time of taking over the duties, the veracity of the information contained in this Deed, taking the necessary measures to correct any omissions, mistakes and faults detected;

(v) to promote, at the pertinent entities, and in the event the Issuer has not already done so, the registration of this Deed and any amendments hereto, having corrected any errors and irregularities in connection with the same. In this case, the registar should request from the management of the Issuer the necessary information.

(vi) to monitor compliance with the provision of periodic mandatory information, warning Debenture Holders of any omissions or inaccuracies in relation to such information;

(vii) to issue reports on the sufficiency of the information in relation to any proposals for amendments to the debenture terms, where applicable;

(viii) verifying the regularity of the personal security provided for the Debenture Holders, and its feasibility;

(ix) to request, when deemed necessary for the fulfillment of the duties in question, updated certificates from civil registry offices, the courts of the Treasury Office, notary public offices, labor courts and the Public Attorney’s Office in the district the Issuer is based in;

(x) to request, when deemed necessary, an extraordinary audit of the Issuer at the cost of the latter, whereby such a request should be accompanied by a detailed report fully justifying the need for such an audit, and which may be justifiably refused by the Issuer in mutual agreement with the Debenture Holders;

(xi) to convene, when necessary, a General Debenture Holders Meeting (as defined below), by means of an announcement published 3 (three) times in the form defined in Clause 4.1 above;

(xii) to attend the General Debenture Holders Meeting (as defined below) in order to provide the information requested, and to forward to CETIP on the same day as the General Debenture Holders Meeting (as defined below), a summary of the deliberations taken, and a copy of the acts of the said meeting within (ten) days;

(xiii) to prepare a report addressed to the Debenture Holders, in accordance with article 68, paragraph 1, item b of the Joint Stock Corporation Act, which should contain at least the following information:

(a) any omissions or inaccuracies contained in the information disclosed by the Issuer, or failure to comply with or delays in relation to the mandatory provision of information by the Issuer;

(b) statutory alterations occurring in the period;

(c) comments on the Issuer’s financial statements with a focus on economic and financial indicators and capital structure;

(d) the distribution position or placement of the debentures on the market;

(e) amortization of the nominal value and payment of compensatory interest on the debentures issued during the period, in addition to acquisitions and sales of debentures conducted by the Issuer;

(f) monitoring of the destination of funds raised through the Issuer, in accordance with the data obtained from the Issuer’s administrating entities;

(g) a list of the assets and values delived to the administration;

(h) compliance with other obligations assumed by the Issuer in relation to this Deed; and

(i) a declaration on the aptitude of the same in relation to continuing to exercise the function of Fiduciary Agent;

(xvi) to place the report dealing with item (xiii) above at the disposal of the Debenture Holders with in a maximum of 4 (four) months counting from the end of the Issuer’s financial year, at the minimum following locations:

(a) The head offices of the Issuer;

(b) at the Fiduciary Agent’s office or location indicated by the same;

(c) at the CVM; and

(d) at the head offices of the intermediary institution in the event the period for submission of the report expires prior to the end of the debenture payout period;

(xv) to notify the Debenture Holders the report is available at the locations defined in item (xvi) above;

(xvi) to maintain updated the list of Debenture Holders and their addresses, also by means of collaboration with the Issuer, the Custodian Agent and CETIP;

(xvii) to coordinate the draw of the debentures to be amortized or redeemed in advance, where applicable;

(xviii) to monitor compliance with the clauses of this Deed, particularly those involving obligations to do and not to do;

(xix) to notify the Debenture Holders, individually if possible, within 5 (five) days, of any failure to comply on the part of the Issuer with any obligation assumed in relation to this Deed, stating the location at which it will provide the interested parties with more clarifications. A similar notification should be delivered to the CVM and CETIP; and

(xx) to verify the continued regularity and enforceability of the guarantee provided.

7.5 The Fiduciary Agent shall make use of any judicial or extrajudicial procedures against the Issuer in order to protect the interests of the Debenture Holders and the credits of the same, and should, in the event of non– compliance, and in accordance with the terms of this Deed:

(i) declare the debentures due and payable immediately and charge the principal and accessories in accordance with the specified terms;

(ii) executing the personal security, applying the product in the whole or proportional payment of the Debenture Holders;

(iii) file for the bankruptcy of the Issuer;

(iv) take the necessary measures to ensure payment of the Debenture Holders; and

(v) represent the Debenture Holders in cases of bankruptcy, judicial and extrajudicial collection and/or extrajudicial liquidation of the Issuer and/or Intervening Guarantor, if applicable.

7.6 The Fiduciary Agent shall only be exempt from adopting the measures defined in Clause 7.5 (i) to (iv) above, if, on the convocation of a General Debenture Holders Meeting (as defined below) authorizes the same in accordance with the unanimous consent of the debentures in circulation, whereby the deliberation of the majority of debentures in circulation shall suffice when such a hypothesis refers to the terms of Clause 7.5 (v) above.

7.7 The Issuer shall pay the Fiduciary Agent for the standard monitoring of the services provided, fees in accordance with the legislation in force and this Deed, to the annual amount of BRL 18,000.00 (eighteen thousand reais), whereby the first installment shall be due on the 5th (fifth) working day after the subscription of the debentures, and the remaining installments on the same date of the subsequent years.

7.7.1 in the event of failure to pay the debentures or the restructuring of the debenture conditions after Issue, the Fiduciary Agent shall also be owed BRL 500.00 (five hundred reais) per man– hour worked in relation to (i) the execution of the guarantees, (ii) the implementation of the consequent decisions taken at such events, to be paid 5 (five) days after proof of delivery of the “timesheet” to the Issuer by the Fiduciary Agent.

7.7.2 Restructuring of the debenture conditions shall mean the events in relation to the alteration of (i) the guarantees in relation to this Issue, (ii) the payment deadlines in relation to this Issue, and (iii) the conditions in relation to the advance maturity of the debentures in relation to this Issue. Any other event than those listed in Clause 7.7.7.1 shall not be considered related to the restructuring of the debentures, and, shall not therefore imply any additional remuneration by the Issuer or Fiduciary Agent.

7.7.3 In the event of the execution of amendments to the Deed in relation to the events described in Clauses 7.7.1 and 7.7.2 above, the Fiduciary Agent shall also be entitled to the payment of BRL$500.00 (five hundred BRL) per man– hour worked in relation to such amendments.

7.7.4 In the event of the cancellation or total redemption of the debentures in circulation, the Fiduciary Agent shall only be entitled to the pro rata remuneration for the period in which the services were actually provided, reimbursing the Issuer for the difference between the remuneration received and that earned.

7.7.5 The payment of the remuneration of the Fiduciary Agent shall be effected by means of a deposit in the bank account provided by the same.

7.7.6 In accordance with the terms of Clause 7.7 of this document, the following taxes shall be added to the remuneration owed to the Fiduciary Agent: (i) ISS (tax on services of any nature); (ii) PIS (social integration program tax; (iii) COFINS (social security funding tax), at the rates in force on the respective day of payment, whereby the amounts set forth in this document do not include the taxes payable in relation to the services provided by the Fiduciary Agent; and (iv) any other taxes payable on the aforementioned fees, including IR (income tax) at the rates in force on the respective day of payment.

7.7.7 The fees owed by the Issuer related to the provision of services by the Trustee as covered in this Clause 7.7 will have added to them the following taxes: (i) ISS (Income tax levied on all services); (ii) PIS (Social Integration Program Contributions), (iii) COFINS (Social Security Financing Contributions) in installments according to the real gains tax regime established by the financial institutions which are to be made on the respective payment dates so that the values indicated in this Deed correspond to values net of these taxes levied on the provision of trustee services by financial institutions; and (iv) any other taxes which may impact on the afore-mentioned fees, including IR (Income Tax) in the installments applicable on the dates of each payment.

7.7.8 It is hereby agreed that in the event the Fiduciary Agent is replaced, the substitute should transfer the proportional amount of remuneration received for services which were not actually provided, calculated pro rata temporis, from the date of payment of the remuneration to the date of replacement, to the substitute fiduciary agent, as a form of remuneration for the services the latter is due to provide. The replacement fiduciary agent shall be entitled to the same remuneration owed to the original Fiduciary Agent, calculated proportionately to the time of the remaining provision of services, except if determined otherwise at a General Debenture Holders Meeting (as defined below).

7.7.9 The remuneration owed to the Fiduciary Agent in accordance with Clause 7.7 above shall also be owed after the maturity of the debentures in the event the Fiduciary Agent adopts the measures set forth in the applicable legislation or Deed as configuring the accelerated maturity of the debentures.

7.8 The Issuer, by means of prior approval, shall reimburse the Fiduciary Agent for all expenses incurred whilst protecting the rights and interests of the Debenture Holders and ensuring the payment of the same.

7.8.1 The aforementioned reimbursement shall be effected within 10 (ten) working days of the Issuer having received the receipts in relation to these expenses necessary for the protection of the rights of the Debenture Holders.

7.8.2 In the event the Issuer fails to effect such payment, all legal and administrative expenses incurred by the Fiduciary Agent whilst safeguarding the interests of the Debenture Holders should be approved in advance and forwarded by the Debenture Holders, and, in accordance with the applicable legislation, reimbursed by the Issuer at a later date.

7.8.3 Such expenses to be approved by the Debenture Holders also include costs in relation to third– party legal fees, deposits, and legal charges in relation to proceedings filed by or against the Fiduciary Agent during the exercise of the duties, or those resulting in financial loss or risk while representing the rights and interests of the Debenture Holders.

7.8.4 All legal expenses, deposits and costs in relation to lost legal proceedings shall also be borne by the Debenture Holders, in addition to the remuneration and reimbursable expenses of the Fiduciary Agent, in the event the Issuer fails to effect payment for a period greater than 60 (sixty) days, whereby the Fiduciary Agent may request an advance guarantee from the Debenture Holders to cover the risk of loss.

7.8.5 The expenses referred to in Clause 7.8 above shall also include those incurred in relation to:

(i) the publication of reports, communications and notifications, as defined in this Deed, and others in relation to applicable regulations;

(ii) the issuing of certificates;

(iii) travel and accommodation expenses in relation to the execution of the duties; and

(iv) any additional special or expert opinions deemed necessary in the event of omissions and/or unclear information in the strict interests of the Debenture Holders.

7.8.6 Credits owed to the Fiduciary Agent for expenses incurred whilst protecting the rights and interests of the Debenture Holders or ensuring the outstanding payments of Debenture Holders shall be added to the debt of the Issuer and shall have preference over the Debentures in the order of payment.

8.	GENERAL DEBENTURE HOLDERS MEETINGS

8.1 Debenture Holders may, at any time, convene with the aim of deliberating on issues of interest to the Debenture Holders (“General Debenture Holders Meeting”).

8.2 In addition to the terms of this Deed, General Debenture Holders Meetings shall be bound by the terms of the Joint Stock Corporate Act in relation to shareholder meetings.

8.3 A General Debenture Holders Meetings may be called (i) by the Fiduciary Agent, (ii) the Issuer, (iii) debenture holders representing at least 10% (ten percent) of the debentures in circulation, and by any number of debenture holders on a second convocation, and (iv) by the CVM.

8.3.1 Debentures in circulation shall mean those issued by the Issuer which have not been amortized, redeemed or settled. Debentures in circulation shall not include those held by the Issuer in a treasury or by their controlling shareholder or administrators.

8.4 The General Debenture Holders Meeting shall convene with the presence of a minimum of half the debentures in circulation on first convocation and any number of debenture holders on second convocation.

8.5 The Issuer’s legal representative shall attend General Debenture Holders Meetings.

8.6 The Fiduciary Agent should also attend General Debenture Holders Meetings in order to provide Debenture Holders with the information requested.

8.7 General Meetings of Debenture Holders shall be chaired by the Debenture Holder elected by the Debenture Holders or by the person designated by the CVM.

8.8 In deliberations in General Meetings of Debenture Holders, each Debenture shall be entitled to one vote. Resolutions shall be passed based on the majority of the attendees, except when of another form set form in this Deed and in the cases of alteration of Clauses 4.13, 4.6, 4.8, 5.2 and 5.3 of this Deed, which shall depend on the approval of 2/3 (two thirds) of the Debentures in circulation.

8.8.1 The alteration of the qualified quorum set forth in this Deed shall depend on the approval of 90% (ninety percent) of the Debentures in circulation.

8.8.1.2 For the purpose of establishing a quorum for constitution and deliberation as mentioned under Clause 8, Debentures in circulation shall only be considered as those Debentures issued by the Issuer which have not yet been redeemed and/or liquidated. Debentures possessed by the Issuer in the treasury, or which belong to its parent company or to any of its subsidiaries and affiliates, as well as respective directors or board members and respective relatives, extending up to siblings and grandparents, and respective spouses thereof, must be excluded from the number of said Debentures.

8.8.1.3 Within the scope of their respective legal authority, in compliance with the quorums established in this Deed, resolutions passed by the Debenture Holders shall be existent, valid and effective in relation to the Issuer and shall bind all of the owners of Debentures, regardless of having attended the General Meeting of Debenture Holders or of the vote cast in the respective Meeting.

9.	DECLARATIONS AND GUARANTEES OF THE TRUSTEE

9.1 The Trustee hereby declares and guarantees to the Issuer that:

(i)	it is duly authorized to execute this Deed and fulfill its obligations set forth herein, having satisfied all of the legal and by–law requirements necessary for this purpose;

(ii)	the execution of this Deed and the fulfillment of its obligations set forth herein do not violate any obligations undertaken previously by the Trustee;

(iii)	this Deed constitutes a legal, valid and binding obligation for the Trustee, enforceable in accordance with its terms and conditions;

(iv)	that the person representing it in the signing of this Deed has sufficient powers for such;

(v)	under penalty of law, it has no legal impediment, as defined in article 66, §3, of the Law on Joint Stock Companies and in article 10 of CVM Instruction 28, in order to hold the role granted thereto;

(vi)	it accepts the role granted thereto, thereby fully undertaking the duties and powers set forth under specific legislation and in this Deed;

(vii)	it fully accepts this Deed, as to all respective clauses and conditions;

(viii)	it is duly qualified to undertake Trustee activities, pursuant to applicable regulations in force; and

(ix)	it verified, when accepting the role, the veracity of the information contained in this Deed, endeavoring so as to cure all omissions, mistakes or flaws of which it had knowledge. Furthermore, it is highlighted that the verification by the Trustee regarding the veracity of the declarations made by the Issuer and by the Intervenient Guarantor occurred on the basis of the information provided by the Issuer. The Trustee did not carry out any independent or additional verification procedure relating to the veracity of the declarations made hereunder, with which the Debenture Holders declare awareness and agreement upon subscribing or acquiring the Debentures.

9.2 In addition, the Trustee hereby points out that it currently provides trustee services to Votorantim Finanças S.A., a company belonging to the same business group as the Issuer, in its 4th public issue of debentures, of subordinated form, with the maturity date on April 1 2015, for the volume, on the Date of Issue, of BRL$1,250,000,000.00 (one billion, two hundred and fifty million BRL).

10.	DECLARATIONS AND GUARANTEES OF THE ISSUER AND INTERVENIENT GUARANTOR

10.1 The Issuer hereby declares and guarantees that:

(i)	it is a duly formed, private, joint stock company, validly existing and in compliant status as to the laws of Brazil and other countries in which the Issuer has branches or representation offices. It addition, it is duly authorized to engage in the activities described in its corporate purpose;

(ii)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by–law requirements necessary for such;

(iii)	the execution of this Deed and the fulfillment of the obligations set forth herein do not violate any obligation previously undertaken by the Issuer;

(iv)	the persons representing it in the signing of this Deed have sufficient powers for such;

(v)	the execution of this Deed and the placement of the Debentures do not violate any legal provisions, or any contract or instruments of which the Issuer is a party, and shall not result in: (a) the early expiration of any obligation established under any of said contracts or instruments; (b) the creation of any burden on any assets or property of the Issuer, except for those already existing on today’s date; or (c) the rescission of any of these contracts or instruments;

(vi)	no registration, consent, authorization, approval, license, order or classification in relation to any governmental authority or regulatory body is required for the fulfillment, by the Issuer, of the obligations pursuant to this Deed and to the Debentures, or for completing the Issue, except the registration of the Deed with the JUCESP and the recording of the debentures with CETIP;

(vii)	it has no connection with the Trustee which prevents it from fully discharging its duties in relation to this Issue;

(viii)	it has no knowledge of facts which prevent the Trustee from fully discharging its duties, pursuant to the Law on Joint Stock Companies and other applicable provisions, including of a regulatory nature;

(ix)	it shall keep its assets adequately insured, as per the practices usually adopted by the Issuer;

(x)	its financial, economic and asset situation, on the date of making this declaration, has not undergone any significant alteration which may affect its solvency in an adverse manner;

(xi)	it is completely aware and fully agrees with the form of disclosure and calculation of the DI Rate, published by CETIP, and that the method of calculating the remuneration of the Debentures was calculated based on its free will;

(xii)	the financial statements of the Issuer, dated December 31, 2008 and 2009, correctly represent the asset and financial status of the Issuer on said dates and were duly drafted in conformance with the fundamental accounting principles of Brazil and correctly reflect the assets, liabilities and contingencies of the Issuer;

(xiii)	it shall fulfill all obligations undertaken pursuant to this Deed, including, but not limited to the obligation to allocate the funds obtained from the Issue to the purposes set forth under Clause 3.7 above;

(xiv)	subject to the fact that any non–fulfillment (whether individual or aggregate) may not be reasonably considered as something that will cause an adverse material consequence (“Adverse Material Consequence”), it is in compliance with environmental legislation and the relevant environmental licenses applicable to the running of its business and to the maintenance of its properties, and it possesses on today’s date all of the relevant authorizations and licenses required for running its business. For the purposes of this item (xiv) of Clause 10.1, Adverse Material Consequence means an adverse material consequence: (i) as to the business, conditions (whether financial or of another sort), operations, performance or properties of the Issuer; (ii) as to the capability of the Issuer to perform its obligations relating to the Issue; or (iii) as to the rights and/or measures and actions of the Issuer (in the event of any Adverse Material Consequence, any available and applicable insurance policies, indemnity and claims must be recorded (to the corresponding extent), once the nature and the value have been considered, as well as the probability of recovery from said insurance policy, indemnity and/or claims); and

(xv)	except in cases in which, based on good faith, there is a discussion on the applicability of the law, rule or regulation in an administrative forum or in court, it is in compliance with all laws, regulations, administrative rules and orders of governmental bodies, government agencies or courts applicable to the running of its business and which are relevant to the performance of its activities, thereby adopting preventative or remedial measures and actions intended to avoid or correct any environmental harm resulting from engagement in the activities described in its corporate purpose.

10.2.1 The Intervenient Guarantor hereby declares and guarantees that:

(i)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by–law requirements necessary for such;

(ii)	it is a company duly organized, formed and existent, in accordance with Brazilian laws, under the form of a private joint stock company, as well as that it is duly authorized to engage in the activities described in its corporate purpose;

(iii)	the pledge given hereunder constitutes a legal, valid and binding obligation for the Intervenient Guarantor, enforceable in accordance with its terms and conditions;

(iv)	the execution of this Deed and the pledge established hereunder do not violate any legal provision, order, decision or administrative or court judgment, contract or instrument of which the Intervenient Guarantor is a party, and shall not result in (a) the early expiration of any obligation established under any of said contracts or instruments, (b) the creation of any burden on any assets or property of the Intervenient Guarantor or any of its parent companies, or (c) the rescission of any of these contracts or instruments; and

(v)	(i) the Pledge mentioned under Clause 4.11.1 has been duly authorized by its competent corporate bodies, and (ii) all of the authorizations necessary for giving the Pledge have been obtained and are in full effect.

11.	GENERAL PROVISIONS

11.1 Communications to be sent by any of the Parties pursuant to this Deed must be forwarded to the following address:

(i) For the Issuer:

VOTORANTIM CIMENTOS S.A.

Praça Prof. José Lannes, no. 40, 9° andar

São Paulo – SP

04571–100

Attn.: Messrs. Lorival Nogueira Luz Júnior // Adriano Pascoaloto

Telephone: (11) 3704–3351 // (11) 3704–3362

Fax: (11) 3079–9345 // (11) 3167–1550

e–mail: lorival.luz@vpar.com.br // adriando.pascoaloto@vpar.com.br

(ii) For the Trustee:

OLIVEIRA TRUST DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

Avenida das Américas, no. 500, Bloco 13, Grupo 205, Condominio Downtown

–Rio de Janeiro – RJ

22640–100

Attn.: Mr. Gustavo Dezouzart T. Pinto // Mrs. Maria Carolina Vieira Abrantes

Telephone: (21) 3514–0000

Fax: (21) 3514–0099

e–mail: gustavo.dezouzart@oliveiratrust.com.br // agente@ oliveiratrust.com.br

(iii) For the Intervening Guarantor:

VOTORANTIM INDUSTRIAL S.A.

Rua Amauri, no. 255, 13° andar, conj. “A”

São Paulo – SP

01448–000

Attn.: Messrs. Lorival Nogueira Luz Júnior // Adriano Pascoaloto

Telephone: (11) 3704–3351 // (11) 3704–3362

Fax: (11) 3079–9345 // (11) 3167–1550

e–mail: lorival.luz@vpar.com.br // adriando.pascoaloto@vpar.com.br

(iv) For the Agent and Custodian Bank:

BANCO BRADESCO S.A.

Cidade de Deus, S/N, Prédio Amarelo, 2° andar

Osasco – SP

06029–900

Attn.: Mr. Marcelo Ronaldo Poli

Tel.: (11) 3684–7654

Fax: (11) 3684–5645

E–mail: 4010.mpoli@bradesco.com.br

(v) For CETIP:

CETIP S.A. – ORGANIZED OVER–THE–COUNTER MARKET FOR ASSETS AND DERIVATIVES

Av. República do Chile, no. 230, 11 andar

Rio de Janeiro – RJ

20031–170

Telephone: (21) 2276–7474

Fax: (21) 2252–4308 / (21) 2262–5481

or

Av. Brigadeiro Faria Lima, no. 1663, 4° andar

São Paulo – SP

01452–001

Attn.: Securities Management

Telephone: (11) 3111–1596

Fax: (11) 3115–1564

e–mail: gr.debentures@cetip.com.br

11.1.2 Communications shall be considered delivered when received with registration or with “confirmation of receipt” issued by the mail service and even by a telegram sent to the above addresses.

11.1.3 Communications made by fax or e–mail shall be considered delivered on the date of respective sending, provided that respective receipt is confirmed through a report (receipt issued by the machine used by the sender). The respective originals must be forwarded to the addresses above within up to 5 (five) working days following the sending of the message.

11.1.4 The change of any of the above addresses must be communicated to all of the Parties by the Issuer.

11.2 Except when set forth expressly in a different manner in this Deed, “working day” is understood as any day of the week, except Saturdays, Sundays and national public holidays or in the City of São Paulo. When the indication of a time period counted per day in this Deed is not accompanied by the indication of “working day,” it is understood that the time period is counted based on calendar days.

11.3 The waiver of any of the rights arising under this Deed shall not be presumed. In this manner, no delay, omission or gratuity in the exercise of any right or power applying to the Debenture Holders by virtue of any breach by the Issuer shall harm the exercise of such right or power, or shall be interpreted as the waiver thereof. In addition, the same shall not constitute a novation or modification concerning any other breach or delay.

11.4 If any of the provisions approved hereunder is deemed illegal, invalid or ineffective, the remaining provisions unaffected by said judgment shall prevail. The Parties agree, in good faith, to replace the affected provisions with others, which, to the extent possible, produce the same effect.

11.5 The Laws of the Federal Republic of Brazil shall govern this Deed.

11.6 This Deed and the Debentures constitute documents valid to commence an extrajudicial enforcement process pursuant to subsections I and II of article 585 of the Code of Civil Procedure. The Parties hereby acknowledge that, regardless of any other applicable measures, the obligations undertaken pursuant to this Deed require specific performance and they subject themselves to the provisions of articles 632 et seq. of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures, pursuant to this Deed.

11.7 This Deed is signed irrevocably and cannot be retracted, binding the Parties and their successors.

12.	JURISDICTION

12.1 The Court of the City of São Paulo, State of São Paulo, is hereby elected to settle any disputes or controversies arising under this Deed, with the waiver of any other, regardless of how privileged it may be or become.

It witness whereof, the Parties hereby sign this Deed, in 3 (three) copies of identical content and format, in the presence of 2 (two) witnesses.

****

São Paulo, February 4, 2011.

[signature page for the Private Deed Instrument regarding the 3rd Issue of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, , for Votorantim Cimentos S.A., executed on February 4, 2011.]

/s/ Lorival Nogueira Luz Júnior			/s/ Adriano Pascoaloto
VOTORANTIM CIMENTOS S.A.

By: Lorival Nogueira Luz Júnior			By: Adriano Pascoaloto

Position: CPF:*			Position: CPF:*

/s/ Nina Bueno Lahóz Moya Blasquez da For
OLIVEIRA TRUST DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

By: Nina Bueno Lahóz Moya Blasquez da For			By:

Position: Attorney–in–fact			Position

/s/ Lorival Nogueira Luz Júnior			/s/ Adriano Pascoaloto
VOTORANTIM INDUSTRIAL S.A.

By: Lorival Nogueira Luz Júnior			By: Adriano Pascoaloto

Position: CPF: *			Position: CPF:*

Witnesses:

1:	/s/ Felipe Fieri Silva	2:	/s/ Karina Cardozo de Oliveira

Name: Felipe Fieri Silva			Name: Karina Cardozo de Oliveira

RG: RG: 43.550.469–1 ; CPF: *			RG: 45.982020–5